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ICT Group, Inc.
June 10, 1996
Page 1


                   [Morgan, Lewis & Bockius LLP Letterhead]



June 10, 1996


ICT Group, Inc.
800 Town Center Drive
Langhorne, PA.  19047

Re:      ICT Group, Inc.
         Registration Statement on Form S-1 (No. 333-4150)
         -------------------------------------------------


Ladies and Gentlemen:

We have acted as counsel to ICT Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the above-referenced registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company of up to 2,875,000 shares of its Common Stock, $0.01 par value (the "Common Stock"), of which 2,411,552 shares of Common Stock (the "Company Shares") are being newly issued and sold by the Company, 88,448 shares of Common Stock (the "Selling Option Holder Shares") are being sold by certain option holders of the Company (the "Selling Option Holders") listed in the Registration Statement under "Principal and Selling Shareholders," after exercise of the options in accordance with their terms, and 375,000 shares of Common Stock (the "Selling Shareholder Shares") are being sold by certain shareholders of the Company (the "Selling Shareholders") listed in the Registration Statement under "Principal and Selling Shareholders," upon exercise of the underwriters' over-allotment option.

In connection with this opinion, we have examined (a) the Registration Statement and the Exhibits thereto; (b) the draft of the Underwriting Agreement; (c) the Company's Amended and Restated Articles of Incorporation; (d) the Company's Amended and Restated Bylaws; (e) certain of the Company's corporate proceedings as reflected in its minute books; and (f) such records, documents, statutes and decisions as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

In our opinion, (i) the Company Shares will be legally issued, fully paid and non-assessable shares of Common Stock of the Company when and to the extent issued and sold by the Company in

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ICT Group, Inc.
June 10, 1996
Page 2


the manner contemplated in the Registration Statement, (ii) the Selling Option Holder Shares will be legally issued, fully paid and non-assessable shares of Common Stock of the Company when and to the extent issued in accordance with the terms of the options and sold by the Selling Option Holders in the manner contemplated in the Registration Statement and (iii) the Selling Shareholder Shares will be legally issued, fully paid and non-assessable shares of Common Stock of the Company when and to the extent sold by the Selling Shareholders in the manner contemplated in the Registration Statement.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Registration Statement under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP